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                     SECURITIES AND EXCHANGE COMMISSION

                            Washington D.C. 20549

                                  FORM 11-K

                 [X] ANNUAL REPORT PURSUANT TO SECTION 15(d)
                   OF THE SECURITIES EXCHANGE ACT OF 1934

                 For the Fiscal Year Ended December 31, 1993

                                     or

               [ ] TRANSITION REPORT PURSUANT TO SECTION 15(d)
                   OF THE SECURITIES EXCHANGE ACT OF 1934

               For the Transition Period From ______ to ______

                        Commission File Number 1-7476
                                               ------
                     AmSouth Bancorporation Thrift Plan
                          1400 AmSouth/Sonat Tower
                          Birmingham, Alabama 35203
- - --------------------------------------------------------------------------------
                (Full title of plan and the address of plan)

                           AmSouth Bancorporation
                          1400 AmSouth/Sonat Tower
                          Birmingham, Alabama 35203
- - --------------------------------------------------------------------------------
           (Name of issuer of the securities held pursuant to the
           plan and the address of its principal executive office)

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In accordance with General Instruction E of Form 11-K, the financial statements and supplemental schedules that are part of the Annual Report on Form 11-K are being filed in paper form under cover of Form SE.
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                                 SIGNATURES


      Pursuant to the requirements of the Securities Exchange Act of 1934, the trustee has duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized.

                                            AMSOUTH BANCORPORATION THRIFT PLAN

                                            AMSOUTH BANK N.A., AS TRUSTEE


Date: June 27, 1994                          By: /s/ Lynn E. Cushing
                                                ------------------------------
                                                Lynn E. Cushing
                                                Senior Vice President and Trust
                                                Officer